Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports Third Quarter 2013 Financial Results

Third Quarter Highlights

•

Acquired WorkflowOne in transaction valued at $216.5 million

•

Renewed and extended credit facility

•

Annual savings of $40 million expected when integration is complete at end of 2015

•

Pension accounting change to provide greater transparency for investors; prior periods have been restated

DAYTON, Ohio (October 25, 2013) – Standard Register (NYSE: SR) today announced its financial results for the third quarter of 2013. The Company reported revenue of $199.3 million and a net loss of $23.2 million or $3.92 per diluted share. The results compare to third quarter 2012 revenue of $145.7 million and net income of $2.5 million or $0.43 per diluted share.  Results for the third quarter and first three quarters of 2013 include two months of results from WorkflowOne, which Standard Register acquired on August 1, 2013.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), which excludes certain items as detailed in the attached reconciliation, was $8.0 million compared to $9.3 million for the third quarter of 2012.

“We continue to be challenged by revenue declines  in certain printed and transactional forms, however, we are encouraged by the execution of key investments focused on growth solutions and overall rapid pace of integrating WorkflowOne,” said Joseph P. Morgan, Jr., president and chief executive officer. “The acquisition has expanded both our customer base and portfolio of solutions, and we are beginning to realize synergies, including some initial cross-selling of each other’s capabilities. With greater financial stability and flexibility, we are in a more manageable position with our pension obligation and have more resources for investment and executing our strategy. It is an exciting transformational time for our company as we focus on the evolving opportunities of applying workflow, content and analytics to our customers’ communication needs.”

Third Quarter Results

Total revenue for the third quarter of 2013 was $199.3 million compared to $145.7 million in the prior year quarter. Net loss for the third quarter of 2013 was $23.2 million or $3.92 per diluted share compared to net income of $2.5 million or $0.43 per diluted share last year. The change in pension accounting had the effect of adjusting net income for the third quarter of 2012 to $2.5 million from a net loss of $2.6 million. The third quarter of 2013 includes WorkflowOne revenue of $68.3 million and a net loss of $0.6 million, along with $18.5 million of acquisition, integration and restructuring expenses.

Healthcare revenue was $62.9 million compared to $51.5 million in the third quarter of 2012. Operating profit was $2.1 million compared to $2.3 million in the prior year quarter. Technology-enabled healthcare solutions were the primary drivers of sales to new and existing customers, while volumes in clinical documents continued to decline.

Business Solutions revenue was $136.5 million compared to $94.2 million in the third quarter last year. As previously reported, reductions in revenue with a large financial services customer that reorganized its distribution channels and restructured operations are expected to total $18 to $20 million for the year. Revenue from this customer declined $5.4 million during the third quarter. The business unit posted an operating loss of $1.5 million compared to operating profit of $2.3 million in the prior year third quarter.

Gross margin as a percentage of revenue decreased to 26.9 percent from 28.8 percent for the same quarter last year. Gross margin was affected by WorkflowOne transaction expenses, fair value accounting treatment required for finished goods acquired in the WorkflowOne transaction and the ramp-up of the new digital print and distribution Center of Excellence in Jeffersonville, Indiana. Pricing pressure, product mix and declines in volumes also contributed to the decline in gross margin.

Selling, general and administrative (SG&A) expenses were $54.4 million, including $18.9 million of SG&A of WorkflowOne, compared to $37.7 million for the same quarter last year.

First Three Quarters Results

Total revenue was $477.8 million and the Company incurred a net loss of $16.5 million or $2.79 per diluted share for the first three quarters of 2013, compared to revenue of $458.4 million and net income of $6.8 million or $1.16 per diluted share for the first three quarters of 2012. The 2013 results include two months of WorkflowOne. The change in pension accounting had the effect of adjusting net income for the first three quarters of 2012 to $6.8 million from a net loss of $8.9 million.

Adjusted EBITDA, which excludes certain items as detailed in the attached reconciliation, was $27.9 million compared to $31.3 million for the first three quarters of 2012.

Healthcare revenues were $160.6 million compared to $163.3 million in the first three quarters of 2012. Operating profit for the first three quarters of 2013 was $6.0 million compared to $8.6 million for the prior year.

Business Solutions revenues were $317.2 million compared to $295.1 million in the first three quarters of the prior year. Operating profit was $2.3 million compared to $5.6 million for the prior year.

Consolidated gross margin as a percent of revenue was 28.2 percent in the first three quarters of 2013 compared to 29.8 percent for the same period in 2012. SG&A expenses were $124.5 million, including $18.9 million of SG&A of WorkflowOne, compared to $123.4 million in the prior year.

Cash flow on a net debt basis was negative by $6.6 million for the first three quarters of 2013 compared to positive cash flow of $4.0 million for the first three quarters of 2012.

Capital expenditures were $9.1 million compared to $2.4 million in the first three quarters of last year. The Company continues to invest in infrastructure at its digital and distribution Center of Excellence in Jeffersonville, Indiana. Investments were also made in software technology, workflow and digital manufacturing capability.

The Company contributed $18.8 million to its qualified pension plan in the first three quarters of 2013 compared to $18.7 million in the first three quarters of 2012. Total pension contributions for 2013 are expected to be $24.7 million compared to $22.7 million of contributions made in 2012. The Company is encouraged by the recent rise in long-term interest rates. If rates hold at their present level, the Company’s pension liability would be reduced at the end of 2013 by an actuarial gain.

Pension Accounting Change

The Company changed its method of accounting for its pension plans to a more preferable method to recognize actuarial gains and losses in the income statement in the year incurred rather than amortizing them over time.  Under the new method permitted under Generally Accepted Accounting Principles (GAAP), certain asset investment gains and losses and liability actuarial gains and losses in excess of a recognition corridor (10 percent of the greater of plan assets or benefit obligations) will be recognized in the fourth quarter of each year.  All historical financial information has been retrospectively adjusted to reflect this pension accounting change, increasing net income by $13.5 million for the first two quarters of 2013 and $15.6 million for the first three quarters of last year. The new method of accounting will provide greater transparency and permit investors to more clearly evaluate and compare the company’s operating performance.  The change has no impact on benefits to participants, the Company’s pension liability or pension funding obligations.

Acquisition of WorkflowOne

On August 1, 2013, Standard Register announced that it acquired WorkflowOne in a transaction valued at $216.5 million, financed by assuming $210 million of long-term debt and the issuance of warrants with an estimated value of $6.5 million. Standard Register expects to achieve $40 million in annual savings when the integration of the two companies is complete.

On September 26, 2013, the Company’s Board of Directors approved a new strategic restructuring program in connection with the acquisition of WorkflowOne and the integration of the two companies. Total costs of the restructuring program, which is expected to continue through the end of the calendar year 2015, will be approximately $29.8 million. Except for $0.5 million of inventory impairment, the balance of the restructuring charges will be cash expenditures. The Company also expects to incur approximately $8.5 million in integration costs in connection with the acquisition.

Renewal and Expansion of Credit Facility

During the third quarter, Standard Register announced that it completed an early renewal and an expansion of its credit facility. The Company entered into a five-year $125 million senior-secured asset-based credit facility that provides additional liquidity and the ability to capitalize on opportunities for growth aligned with its strategic objectives. The new facility amends and extends its existing credit facility, which was due to mature on March 31, 2014. The facility is secured by the Company’s existing and future working capital assets.

Conference Call

Standard Register’s President and Chief Executive Officer Joseph P. Morgan, Jr., and Chief Financial Officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Friday, October 25, 2013, to review the third quarter results. The call can be accessed via an audio webcast accessible at http://www.standardregister.com/investor.

About Standard Register

Standard Register (NYSE:SR), is trusted by the world’s leading companies to advance their reputations and add value to their operations by aligning communications with corporate brand standards. Standard Register’s business is Connectication: leveraging traditional printing and technology-enhanced communications solutions to amplify the effectiveness of connected communications. Providing market-specific insights and a compelling portfolio of workflow, content and analytics solutions to address the changing business landscape in healthcare, financial services, manufacturing and retail markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our ability to successfully integrate the acquired assets or achieve the expected synergies of the WorkflowOne acquisition, access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measures Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance including non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management uses Adjusted EBITDA, which excludes pension benefit cost, restructuring and impairment charges, acquisition and integration expense and certain fair value adjustments to evaluate the Company’s results. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance. The Company’s debt covenants are also based on the Adjusted EBITDA calculations, although other items are excluded.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $125 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash and cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

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		THE STANDARD REGISTER COMPANY
		CONSOLIDATED STATEMENTS OF OPERATIONS
		(In thousands, except per share amounts)
		(Unaudited)
Third Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
Sep 29, 2013	Sep 30, 2012		Sep 29, 2013	Sep 30, 2012

$199,339	$145,722	TOTAL REVENUE	$477,776	$458,438

145,687	103,690	COST OF SALES	343,149	321,611

53,652	42,032	GROSS MARGIN	134,627	136,827

		OPERATING EXPENSES
54,384	37,683	Selling, general and administrative	124,486	123,377
6,216	254	Acquisition and integration costs	8,002	608
1,262	—	Asset impairments	1,262	—
11,055	733	Restructuring and other exit costs	11,874	3,345

72,917	38,670	TOTAL OPERATING EXPENSES	145,624	127,330

(19,265)	3,362	(LOSS) INCOME FROM OPERATIONS	(10,997)	9,497

		OTHER INCOME (EXPENSE)
(3,713)	(670)	Interest expense	(4,867)	(2,059)
7	10	Other income	65	49
(3,706)	(660)	Total other expense	(4,802)	(2,010)

(22,971)	2,702	(LOSS) INCOME BEFORE INCOME TAXES	(15,799)	7,487

252	202	Income tax expense	686	704

$(23,223)	$2,500	NET (LOSS) INCOME	$(16,485)	$6,783

5,931	5,846	Average Number of Shares Outstanding - Basic	5,909	5,836
5,931	5,846	Average Number of Shares Outstanding - Diluted	5,909	5,854

$(3.92)	$0.43	BASIC (LOSS) INCOME PER SHARE	$(2.79)	$1.16
$(3.92)	$0.43	DILUTED( LOSS) INCOME PER SHARE	$(2.79)	$1.16

$—	$—	Dividends per share declared for the period	$—	$0.25

		MEMO:
$7,848	$4,896	Depreciation and amortization	$17,852	$16,866

		SEGMENT OPERATING RESULTS
		(In thousands)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
Sep 29, 2013	Sep 30, 2012		Sep 29, 2013	Sep 30, 2012
		REVENUE
$62,908	$51,535	Healthcare	$160,579	$163,348
136,431	94,187	Business Solutions	317,197	295,090
$199,339	$145,722	Total Revenue	$477,776	$458,438

		NET (LOSS) INCOME BEFORE TAXES
$2,063	$2,222	Healthcare	$5,968	$8,564
(1,452)	2,365	Business Solutions	2,376	5,650
(23,582)	(1,885)	Unallocated	(44,795)	(6,727)
$(22,971)	$2,702	Total Net (Loss) Income Before Taxes	$(15,799)	$7,487

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CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	Sep 29, 2013	Dec 30, 2012
ASSETS
Cash and cash equivalents	$2,804	$1,012
Accounts receivable	155,019	104,513
Inventories	65,995	44,281
Other current assets	16,940	9,248
Total current assets	240,758	159,054

Plant and equipment	94,765	58,923
Goodwill and intangible assets	140,661	13,389
Deferred taxes	22,765	22,765
Other assets	8,718	5,773
Total assets	$507,667	$259,904

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$135,952	$74,832
Deferred compensation	3,068	3,498
Long-term debt	266,048	49,159
Pension benefit liability	230,575	252,665
Other long-term liabilities	7,256	6,610
Shareholders' deficit	(135,232)	(126,860)
Total liabilities and shareholders' deficit	$507,667	$259,904
CONSOLIDATED STATEMENTS OF CASHFLOWS
(In thousands)
(Unaudited)
	Y-T-D
	39 Weeks Ended	39 Weeks Ended
	Sep 29, 2013	Sep 30, 2012
Net loss plus non-cash items	$15,914	$30,591
Working capital	15,427	10,541
Restructuring payments	(3,982)	(7,550)
Contributions to qualified pension plan	(18,766)	(18,703)
Other	(3,323)	(4,727)
Net cash provided by operating activities	5,270	10,152

Acquisition cash acquired	1,665	—
Additions to plant and equipment	(9,065)	(2,441)
Proceeds from sale of equipment	171	104
Net cash used in investing activities	(7,229)	(2,337)

Net change in borrowings under credit facility	8,371	(4,364)
Debt issuance costs	(2,357)	—
Principal payments on long-term debt	(1,840)	(1,914)
Dividends paid	—	(1,500)
Other	(398)	(613)
Net cash provided by (used in) financing activities	3,776	(8,391)

Effect of exchange rate	(25)	182

Net change in cash	$1,792	$(394)

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	RECONCILIATION OF GAAP TO NON-GAAP MEASURES
		(In thousands)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
Sep 29, 2013	Sep 30, 2012		Sep 29, 2013	Sep 30, 2012
$(23,223)	$2,500	GAAP Net (Loss) Income	$(16,485)	$6,783
		Adjustments:
252	202	Income taxes	686	704
3,713	670	Interest	4,867	2,059
7,848	4,896	Depreciation and amortization	17,852	16,866
$(11,410)	$8,268	EBITDA	$6,920	$26,412

		Adjustments:
12,317	733	Restructuring and impairment	13,136	3,345
6,216	254	Acquisition and integration costs	8,002	608
(506)	60	Pension expense (benefit)	(1,519)	890
1,392	—	Fair value adjustments	1,392	—
$8,009	$9,315	Adjusted EBITDA	$27,931	$31,255

		GAAP Net Cash Flow	$1,792	$(394)
		Adjustments:
		Credit facility paid (borrowed)	(8,371)	4,364
		Non-GAAP Net Cash Flow	$(6,579)	$3,970